Exhibit 99.1

Friday, September 28, 2012

FOR IMMEDIATE RELEASE

LEARNING TREE INTERNATIONAL, INC.

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

RETAINS INDEPENDENT LEGAL COUNSEL;

RECEIVES ADDITIONAL INDICATIONS OF INTEREST

RESTON, Va. – Learning Tree International, Inc. (NAS: LTRE) (“Learning Tree”) today announced that the Special Committee of the Board of Directors of Learning Tree (the “Special Committee”) has retained Sullivan & Cromwell LLP as its independent legal counsel and is in the process of engaging an independent financial advisor.

As previously announced on September 19, 2012, Learning Tree’s Board of Directors established the Special Committee comprised of independent directors to consider, among other things, a non-binding proposal received from David C. Collins, the Chairman of the Board and Chief Executive Officer of Learning Tree, and his wife, Mary C. Collins, to acquire all of the outstanding shares of Learning Tree that they and their affiliates do not already own. In addition to the proposal received from David and Mary Collins, the Special Committee has received additional indications of interest regarding an acquisition of Learning Tree since the announcement of the Collins’ proposal.

In light of the receipt of the Collins’ proposal and the additional indications of interest, the Special Committee, with the assistance of its legal and financial advisors, will review all strategic alternatives available to Learning Tree.

The Special Committee cautions Learning Tree’s stockholders and others considering trading in its securities that no decisions have been made by the Board of Directors or the Special Committee with respect to any of the foregoing. There can be no assurance that any definitive offer will be accepted, that any agreement will be executed or that any transaction will be consummated.

About Learning Tree International, Inc.

Learning Tree International is a leading global provider of highly effective, hands-on training to information technology professionals and managers. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development; IT security; project management; operating systems; databases; networking; software development and leadership and business skills. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, Learning Tree’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Forward-looking Information

This Press Release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Contact Information

Max Shevitz

President

Learning Tree International, Inc.

Phone: (703) 709-9119

max_shevitz@learningtree.com